Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-168508) pertaining to the Federal-Mogul Corporation 2010 Stock Incentive Plan of our report dated February 28, 2012 (except for Notes 2, 3 and 10 as to which the date is February 27, 2013 and Notes 4, 5, 7, 20 and 23 as to which the date is April 26, 2013), with respect to the consolidated financial statements and schedule of Federal-Mogul Corporation as of December 31, 2011 and for the years ended December 31, 2011 and 2010, included in this Form 8-K.

/s/ Ernst & Young LLP

Detroit, Michigan

April 26, 2013